EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               COLOR IMAGING, INC.



                  Adopted in accordance with the provisions of
                               Section 242 of the
                General Corporation Law of the State of Delaware



     COLOR IMAGING, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

     FIRST: The Corporation has received payment for its capital stock.

     SECOND: In accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has duly adopted a resolution setting forth and declaring advisable the amendment to Article FOURTH of the Certificate of Incorporation of the Corporation set forth below.

     THIRD: The stockholders owning a majority of the outstanding common stock, par value $.01 per share, of the Corporation entitled to vote thereon in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware duly authorized, adopted and approved a resolution amending Article FOURTH of the Certificate of Incorporation of the Corporation as set forth below.

     FOURTH: Article FOURTH of the Certificate of Incorporation of Color Imaging, Inc., a Delaware corporation, is hereby deleted in its entirety and the following is inserted in lieu thereof:

(A) Article FOURTH of the Articles of Incorporation, as amended, of Color Imaging, Inc. is hereby amended and replaced in its entirety as follows:

     FOURTH:

     A. The total number of shares of stock which the Corporation shall have authority to issue is thirty-one million (31,000,000), consisting of thirty million (30,000,000) shares of Common Stock having a par value of $0.01 per share and one million (1,000,000) shares of Preferred Stock having a par value of $0.01 per share.

     B. The Board of Directors is expressly authorized to provide for the issuance of the shares of Preferred Stock in one or more series by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     FIFTH: Effective at the date and time this amendment to the Certificate of Incorporation is accepted by the Secretary of State of the State of Delaware (the "Effective Time"), each share of the corporation's common shares then issued and outstanding shall be automatically converted into one two thousand five hundred (2,500) fully paid and non-assessable common shares. This subsection (B) of this Certificate of Amendment shall affect only issued and outstanding shares of the corporation and shall not affect the total authorized number of shares.

     SIXTH: This Certificate of Amendment shall not change the stated capital or paid-in surplus referable to the common shares, if any.

     SEVENTH: This Certificate of Amendment shall be effective as of 8:30 a.m. EDT on September 22, 2005.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed and sealed by Sueling Wang, its President and Vice Chairman, and attested by Morris E. Van Asperen, its Secretary, Executive Vice President and Chief Financial Officer, this 19th day of September, 2005.


                                     COLOR IMAGING, INC.




                                     By:   /S/ SUELING WANG
                                        ----------------------------------------
                                              Sueling Wang
                                              President and Vice Chairman
                                              [Corporate Seal]

ATTEST:


/S/ MORRIS E. VAN ASPEREN
-------------------------------------
Morris E. Van Asperen
Secretary, Executive Vice President and Chief Financial Officer